                            EXHIBIT 99.1

Contact:	Gary A. Smith
Senior Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS FOURTH QUARTER AND FISCAL 2012 RESULTS

•	Achieves Ninth Consecutive Quarter of Comparable Store Sales Increase

•	Quarter and Fiscal EPS Increases over 34%
•	Record Operating Margins Fiscal 2012

BIRMINGHAM, Ala. (March 9, 2012) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced results for the fourth quarter and fiscal year ended January 28, 2012.

Financial Highlights
Net sales for the 13-week period ended January 28, 2012, increased 10.1% to $190.7 million compared with $173.2 million for the 13-week period ended January 29, 2011.  Comparable store sales increased 7.2%. Net income for the 13-week period ended January 28, 2012, increased 27.0% to $15.8 million compared with $12.5 million for the 13-week period ended January 29, 2011.  Earnings per diluted share increased 34.1% to $0.59 compared with $0.44 for the 13-week period ended January 29, 2011.

Net sales for the 52-week fiscal year ended January 28, 2012, increased 10.2% to $732.6 million compared with $665.0 million for the 52-week period ended January 29, 2011.  Comparable store sales increased 6.8%.  Net income for Fiscal 2012, increased 27.3% to $59.1 million compared with $46.4 million for Fiscal 2011.  Earnings per diluted share increased 34.4% to $2.15 compared with $1.60 for the 52-week period ended January 29, 2011.

Jeff Rosenthal, President and Chief Executive Officer, stated, “We are pleased with our continued strong performance, sustained margin expansion and exceptional cost management. Fiscal 2012 was another great year of growth, and we are off to a fast start in the first quarter of Fiscal 2013 with an even stronger sales trend. We would like to thank all of our hard working associates for their efforts in helping us deliver these results for our shareholders.”

For the quarter, Hibbett opened 21 new stores, expanded 2 high performing stores and closed 4 underperforming stores, bringing the store base to 832 in 26 states as of January 28, 2012. For Fiscal 2012, the Company opened 52 new stores, expanded 15 high performing stores and closed 18 underperforming stores.

Liquidity and Stock Repurchases
Hibbett ended Fiscal 2012 with $55.1 million of available cash and cash equivalents on the consolidated balance sheet, no bank debt outstanding and full availability under its $80.0 million unsecured credit facilities.

During the fourth quarter, the Company repurchased 225,170 shares of common stock for a total expenditure of $10.1 million.  Approximately $144.7 million of the current $250.0 million authorization remains for future stock repurchases.

Fiscal 2013 Outlook
The Company anticipates its earnings for the 53-week period ending February 2, 2013, to be within a range of $2.35 to $2.55 per diluted share (which includes an expected contribution of $0.07 to $0.09 per diluted share from the 53rd week) and comparable store sales to increase in the low to mid single digit range. For Fiscal 2013, the Company expects to open 55 to 60 new stores, expand approximately 15 high performing stores and close up to 18 stores.

Investor Conference Call and Simulcast
Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, March 9, 2012, to discuss fourth quarter and Fiscal 2012 results.  The number to call for the live interactive teleconference is (212) 231-2934.  A replay of the conference call will be available until March 16, 2012, by dialing (402) 977-9140 and entering the passcode, 21577065.

The Company will also provide an online Web simulcast and rebroadcast of its Fiscal 2012 fourth quarter conference call.  The live broadcast of Hibbett's quarterly conference call will be available online at www.hibbett.com under Investor Relations, www.streetevents.com and www.earnings.com on Friday, March 9, 2012, beginning at 10:00 a.m. ET.  The online replay will follow shortly after the call and continue through March 16, 2012.

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the Southeast, Southwest, Mid-Atlantic and the lower Midwest regions of the United States.  The Company’s primary store format is Hibbett Sports, a 5,000-square-foot store located in strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding store opening, expansion and closing plans, liquidity, sales trends, earnings per diluted share and comparable store sales for Fiscal 2013.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 29, 2011, and the “MD&A” section on our Quarterly Reports on Form 10-Q filed on June 3, September 6, and December 6, 2011. In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

- MORE -

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 28,	January 29,	January 28,	January 29,
	2012	2011	2012	2011
Net sales	$ 190,681	$ 173,209	$ 732,645	$ 664,954
Cost of goods sold, distribution center and store occupancy costs	122,521	112,749	470,237	434,552
Gross profit	68,160	60,460	262,408	230,402
Store operating, selling and administrative expenses	39,817	37,773	155,672	143,232
Depreciation and amortization	3,291	3,385	13,205	13,623
Operating income	25,052	19,302	93,531	73,547
Interest expense, net	50	41	217	105
Income before provision for income taxes	25,002	19,261	93,314	73,442
Provision for income taxes	9,178	6,804	34,254	27,042
Net income	$ 15,824	$ 12,457	$ 59,060	$ 46,400

Net income per common share:
Basic earnings per share	$ 0.60	$ 0.45	$ 2.19	$ 1.63
Diluted earnings per share	$ 0.59	$ 0.44	$ 2.15	$ 1.60

Weighted average shares outstanding:
Basic	26,452	27,958	26,978	28,426
Diluted	26,983	28,578	27,506	29,033

Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	January 28,	January 29,
	2012	2011
Assets
Cash and cash equivalents	$ 55,138	$ 75,517
Accounts receivable, net	6,123	5,385
Inventories, net	195,071	174,878
Prepaid expenses and other	12,441	13,561
Total current assets	268,773	269,341
Property and equipment, net	39,596	40,056
Other assets	5,327	4,868
Total assets	$ 313,696	$ 314,265

Liabilities and Stockholders' Investment
Accounts payable	$ 73,735	$ 75,986
Short-term capital leases	173	312
Accrued expenses	17,750	18,036
Total current liabilities	91,658	94,334
Non-current liabilities	18,288	19,843
Stockholders' investment	203,750	200,088
Total liabilities and stockholders' investment	$ 313,696	$ 314,265

END OF EXHIBIT 99.1